Exhibit 10.1

Employment Arrangements with Richard R. House, Jr.

On February 21, 2014, Richard R. House, Jr. announced his resignation as President and a member of the Board of Directors of Atlanticus Holdings Corporation, effective March 31, 2014. The Company intends to continue paying Mr. House his current base salary ($83,333 per month) and providing his existing insurance coverage through August 31, 2014 in exchange for his completion of ongoing projects during this time.